Exhibit 10.10

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS

DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED

WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE

CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION.

SOLAZYME LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made as of December 16, 2010 (the “Effective Date”) by and between Solazyme, Inc., a Delaware corporation (“Solazyme”) and Solazyme Roquette Nutritionals, LLC, a Delaware limited liability company (the “Company”). Solazyme and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Roquette Frères, S.A. (“Roquette”) and Solazyme have undertaken to form the Company to engage in the Business, pursuant to a Joint Venture and Operating Agreement dated as of November 3, 2010 (the “Joint Venture Agreement”);

WHEREAS, Solazyme Controls certain Intellectual Property that could be used or useful in connection with the Business in the Field; and

WHEREAS, subject to the terms and conditions set forth herein, Solazyme wishes to grant to the Company a license to certain of its Intellectual Property that is necessary or useful for the conduct of the Business.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

SECTION 1

CERTAIN DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning provided in the Joint Venture Agreement.

1.1 “Accumulation Termination Date” shall mean the date that is the [*] anniversary of the Effective Date.

1.2 “Affiliate” shall have the meaning provided in the Joint Venture Agreement.

1.3 “Business” shall mean the research and development, Manufacture, distribution, sales, marketing and support of Products and corresponding Services in the Field.

1.4 “Change in Control” shall have the meaning provided in the Joint Venture Agreement.

1.5 “Control” or “Controlled” shall mean, with respect to any Intellectual Property rights, the right, whether by ownership, license or otherwise (other than by operation of the License), to grant a license, sublicense or other right to or under such item or right without (i) violating the terms of any agreement or other binding arrangement with any Third Party and/or (ii) incurring a contractual payment obligation to a Third Party for the grant or practice of such license or sublicense, as the case may be;

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

provided, however, that, notwithstanding the foregoing, if such a contractual payment obligation would be due to a Third Party for the grant or practice of a license, sublicense or other right to the applicable Intellectual Property, such Intellectual Property shall also be deemed to fall within the scope of this definition if the licensee or recipient thereof (which for purposes hereof shall be the Company, except in the case of a Grantback License pursuant to Section 2.1(b)) agrees in writing to be responsible for any and all payments due to such Third Party for the grant or practice thereof.

1.6 “Co-Product” shall mean a tangible material produced incidentally to the manufacture or processing of a product. For example, but without limitation, one Co-Product of the growth of microalgae and the extraction of oil therefrom is the biomass remaining after the extraction.

1.7 “Cosmetics” shall mean products that are externally-applied for which the principal intended benefit to the user is the beautification of the externally visible parts of the body.

1.8 “Cosmeceuticals” shall mean products that combine features of Cosmetics and either Pharmaceuticals or Nutraceuticals.

1.9 “Dietary Supplements” shall mean products that are ingested and are intended to have a nutritional benefit by providing the user one or more of the following nutrients (including in extracts and concentrated form) that are not consumed adequately in a normal diet: vitamins, minerals, amino acids, enzymes, glandulars, metabolites, and herbs or other botanicals.

1.10 “Effective Date” shall have the meaning provided in the Joint Venture Agreement.

1.11 “Fermentation Production Process” shall mean one that utilizes a fixed carbon source such as a carbohydrate as the source of energy for the microalgae.

1.12 “Field” shall mean the following applications of microalgae-containing and microalgae-derived substances, including their biomass, in each case when resulting from a Fermentation Production Process using microalgae that have not been Genetically Modified, and, in each case, including ingredients for use therein: (a) human foods and beverages; (b) Nutraceuticals; and (c) animal feeds, including foods for domestic pets and aquaculture. For the avoidance of doubt, and without limitation, the following applications of microalgae-containing and microalgae-derived substances, including their biomass, in each case including ingredients for use therein, are specifically excluded from the Field: (i) fuels; (ii) chemicals, including but not limited to commodity, specialty and fine chemicals; (iii) Cosmetics; (iv) Pharmaceuticals; (v) Cosmeceuticals; (vi) home and personal care products; (vii) polyunsaturated fatty acids (PUFAs) and their derivatives; and (viii) Co-Products (other than Co-Products made in the course of making substances for applications (a) through (c) that are themselves to be used for applications (a) through (c)). Excluded from the Field are Co-Products for any of the applications (a) through (c) when made in the course of manufacturing items in (i) – (vii) above, or when made in the course of manufacturing in any other areas outside of the Field. For the further avoidance of doubt, excluded from the Field are all applications of microalgae-containing and microalgae-derived substances, including their biomass, in each case when resulting from a production process that (x) is Materially Phototrophic and/or (y) uses Genetically Modified organisms.

1.13 “Functional Foods” shall mean products that are ingested as part of a normal diet that provide specific and targeted nutritional benefits for overall health and that are not primarily intended for the diagnosis, cure, mitigation or treatment of a specific disease or condition.

1.14 “Genetically Modified”, in relation to an organism, shall mean an organism whose genetic code has been altered by the insertion of a recombinant or otherwise exogenous nucleic acid (whether or not similar or identical to a sequence contained in the genome of the naturally occurring organism), using the techniques of genetic engineering.

1.15 “Improvements” shall mean any improvements, enhancements, modifications or refinements, patented or not, to the Licensed Intellectual Property that are reduced to practice or otherwise developed prior to the Accumulation Termination Date, by the applicable Party alone or in collaboration with one or more Third Parties, which are Controlled by the applicable Party.

1.16 “Intellectual Property” shall mean all forms of intellectual property, including, without limitation, (i) Patents, (ii) Trademarks, (iii) copyrights and registrations thereof, (iv) domain names and registrations thereof, (v) software and (vi) confidential and proprietary information, including trade secrets and Know-How.

1.17 “Know-How” shall mean any and all information comprising (a) ideas, discoveries, inventions, improvements or trade secrets, (b) research and development data, such as biological, dietary, nutritional, analytical or quality control data, in each case together with supporting documentation, (c) databases, practices, experience, methods, techniques, specifications, formulations, formulae, processes, and Manufacturing information, (d) tangible compositions, e.g., microalgal strains, and (e) business, marketing and regulatory data, in each case, that are not generally known or available to the public as a compilation of information.

1.18 “Licensed Intellectual Property” shall mean the Solazyme Platform Patents, the Solazyme Nutritionals Patents, the Solazyme Know-How, the Materials and the Solazyme Trademarks. Notwithstanding the foregoing, in the event that Solazyme assigns this Agreement to a successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets, any Intellectual Property Controlled by such successor or its Affiliates immediately prior to such assignment shall not be considered to be Licensed Intellectual Property for the purposes of this Agreement unless such Intellectual Property was licensed to and Controlled by Solazyme prior to such assignment.

1.19 “Manufacture” shall mean, with respect to the applicable Product, the manufacturing, processing, formulating, packaging, labeling, holding (including storage) and quality control testing (including release) of such Product, and any corresponding Service associated therewith.

1.20 “Materially Phototrophic” shall mean, in regard to a process (the “Reference Process”), that there exists a stage in the production process that uses light to induce synthesis of specific molecules (which are critical to the usefulness of the end product compared to microalgae derived substances of the same strain made without a light stage) in the microalgae (for example, and without limitation, pigments), which molecules cannot be produced by a Fermentation Production Process [*]. In all cases, if a Member of the Company can show that a Fermentation Production Process can produce [*], then the Reference Process shall not be considered to be Materially Phototrophic. In the event of a dispute arising in connection hereto, Article 22 of the Joint Venture Agreement shall apply.

1.21 “Materials” shall mean any tangible compositions provided by Solazyme to the Company, including without limitation, any microalgal strains and any progeny, unmodified derivative or isolate of the preceding.

1.22 “Member” shall have the meaning set forth in the Joint Venture Agreement.

1.23 “Modified Materials” shall mean any modified form of any Material that has been modified by or on behalf of the Company.

1.24 “Nutraceuticals” shall mean Functional Foods and Dietary Supplements for human consumption.

1.25 “Patents” shall mean (i) all patents and patent applications (including, without limitation, provisional applications), (ii) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like and (iii) any foreign or international counterparts of any of the foregoing.

1.26 “Person” shall mean any human being, organization, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, association, governmental entity or other legal entity.

1.27 “Pharmaceuticals” shall mean products containing one or more active components intended for the diagnosis, cure, mitigation, or treatment of a specific disease or condition in humans or animals, in each case, that have been specifically approved for such use by a governmental regulatory authority. Pharmaceuticals are thus used for a specific medicinal benefit that is distinct from the nutritional benefits provided by Functional Foods and Dietary Supplements.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.28 “Product” shall mean a tangible product within the Field to be developed, manufactured, sold and distributed by or on behalf of the Company. For the avoidance of doubt, the classification of a Product as within or outside of the Field shall be made with reference to the intended final product. For example, if a product ordinarily classified as a Dietary Supplement would be used by a customer as an ingredient in formulating a pharmaceutical product, then such product shall in this specific case be classified as a Pharmaceutical and therefore outside of the Field, provided, however, this would not preclude the sale of that same product for use as a Dietary Supplement.

1.29 “Services” shall mean technology and expertise that the Company may provide or sell in the Territory in relation to the sale and/or Manufacture of Products in the Field.

1.30 “Solazyme Know-How” shall mean all Know-How Controlled by Solazyme on or before the Accumulation Termination Date that is necessary or useful to the research and development, Manufacture, distribution, sales, marketing and/or support of Products and corresponding Services in the Field.

1.31 “Solazyme Nutritionals Patents” shall mean all Patents Controlled by Solazyme on or before the Accumulation Termination Date that are necessary or useful to the research and development, Manufacture, distribution, sales, marketing and/or support of Products and corresponding Services and that relate solely to the Field. A list of Solazyme Nutritionals Patents existing as of the Effective Date is attached as Exhibit A-1.

1.32 “Solazyme Platform Patents” shall mean all Patents Controlled by Solazyme on or before the Accumulation Termination Date that are necessary or useful to the research and development, Manufacture, distribution, sales, marketing and/or support of both (a) Products and corresponding Services in the Field, and (b) products and corresponding services outside the Field. For clarity, the Solazyme Platform Patents shall not include any Solazyme Nutritionals Patents. A list of Solazyme Platform Patents existing as of the Effective Date is attached as Exhibit A-2.

1.33 “Solazyme Trademarks” shall mean the Trademarks set forth on Exhibit A-3.

1.34 “Territory” shall mean the entire world.

1.35 “Third Party” shall mean any Person other than (a) Solazyme, (b) the Company or (c) an Affiliate of Solazyme or the Company.

1.36 “Third Party Agreement” shall mean any agreement that was entered or is entered into by Solazyme with a Third Party prior to the Accumulation Termination Date, pursuant to which Solazyme obtained or obtains a license or other rights to Intellectual Property, with the right to license or sublicense such rights, that are necessary or useful to the research and development, Manufacture, distribution, sales, marketing and/or support of Products and corresponding Services in the Field.

1.37 “Trademark” shall mean any word, name, symbol, color, designation or device or any combination thereof associated with a business, product or service, including any trademark, trade dress, service mark, service name, brand mark, trade name, brand name, logo, business symbol, or Internet domain names, and any applications or registrations thereof.

SECTION 2

LICENSE GRANTS

2.1 License Grants.

(a) Solazyme License. Subject to the terms and conditions of this Agreement, Solazyme hereby grants to the Company a royalty-free, exclusive right (even as to Solazyme and its Affiliates) and license, with the right to grant and authorize sublicenses, in the Territory under Solazyme’s right, title and interest in and to the Licensed Intellectual Property, solely for the purpose of conducting the Business in the Field (the “License”). With respect to any and all licenses granted to Third Parties by Solazyme to Solazyme Platform Patents on or before the Accumulation Termination Date, Solazyme shall use reasonable efforts to obtain Control of any Third Party Improvements made by or on behalf of any such sublicensee such that Solazyme shall be able to convey to the Company sublicense rights to any such Third Party Improvement in the License.

(b) Company Grantback License. Subject to the terms and conditions of this Agreement, the Company hereby grants to Solazyme, a royalty-free, non-exclusive right and license, with the right to grant and authorize sublicenses, in the Territory under the Company’s right, title and interest in and to the Improvements Controlled by the Company made on or prior to the Accumulation Termination Date for use outside the Field (the “Grantback License”). With respect to any and all sublicenses granted to Third Parties by the Company to the Licensed Intellectual Property on or before the Accumulation Termination Date, the Company shall use reasonable efforts to retain Control of any Third Party Improvements made by or on behalf of any such sublicensee such that the Company shall be able to convey to Solazyme grantback rights to any such Third Party Improvement in the Grantback License.

(c) Materials. Promptly following the Effective Date, Solazyme shall transfer to the Company the Materials listed on Exhibit B. Solazyme shall be and remain the sole owner of the Materials. Subject to the limitations in Section 5.4(d) and (e), Solazyme hereby grants to the Company a bailment to use the Materials solely to practice the License; provided, however, that the Company acknowledges that Solazyme (and its designees) shall have the right to use the Materials for any uses outside the Field. The Company shall be the owner of any Modified Materials; subject to the license rights granted to Solazyme pursuant to Section 2.1(b). At least annually, the Company shall transfer to Solazyme samples of all such Modified Materials together with information describing the modifications made to the original Materials, including procedures and methods and information sufficient to allow Solazyme to propagate, store and use such Modified Materials outside the Field. The Company may not utilize the Modified

Materials for any purpose other than for the activities contemplated by this Agreement, and will not in any event utilize or permit the use of any of the Modified Materials for any use outside the Field. The Company will not transfer any Modified Materials to a Third Party other than to further the conduct of the Business in the Field and only if such Third Party agrees in writing to restrictions substantially similar to those set forth in this Section 2.1(c).

(d) Effect of Change in Control. For the avoidance of doubt, even in the case of a Change in Control of Solazyme, the Solazyme Platform Patents, the Solazyme Nutritionals Patents, the Solazyme Know-How, the Materials and the Solazyme Trademarks shall remain included in the Licensed Intellectual Property. In addition, such a Change in Control of Solazyme shall not have any effect on the Company’s Intellectual Property, including without limitation, the Modified Materials.

2.2 Third Party Agreements.

(a) The Company acknowledges that certain Intellectual Property within the License may be licensed to Solazyme pursuant to, or otherwise be subject to, the terms of a Third Party Agreement, and that the License granted by Solazyme to the Company with respect thereto is or will be subordinate to the terms of any such Third Party Agreement. The Company further acknowledges that any breach of such terms by the Company or its sublicensees may result in damage to Solazyme and/or other sublicensees of the subject Intellectual Property, which may include, without limitation, loss of license rights to such Intellectual Property and/or monetary damages, and the Company therefore agrees to act reasonably to avoid any breach of such terms.

(b) The Company further acknowledges that, with respect to Intellectual Property licensed to Solazyme pursuant to or otherwise subject to the terms of a Third Party Agreement, the license by Solazyme to the Company may result in payment and/or indemnification or other obligations to the Third Party as a consequence of the grant to the Company and/or practice of such sublicense by the Company, and the Company agrees that it shall only receive such a license or sublicense if it agrees in writing, in a form reasonably acceptable to Solazyme, to pay any such amounts and/or perform any other obligations due in connection with the grant of the license or sublicense to the Company or practice of such license or sublicense by the Company or its sublicensees (which payments may include milestone payments and/or royalties on product sales), and to otherwise comply with the terms of such Third Party Agreement.

(c) The Company acknowledges that Solazyme (a) shall use reasonable efforts to either (x) maintain in force and effect any Third Party Agreement described in Section 2.2(b) for which the Company has accepted obligations or (y) assign the Third Party Agreement to the Company and (b) may amend or modify the terms of any such Third Party Agreement; provided, however, that Solazyme shall provide to the Company prompt notice thereof at least forty-five (45) days prior to any applicable deadline.

(d) To the extent allowable under applicable confidentiality agreements, Solazyme shall promptly notify the Company of the terms of any such Third Party Agreement as they relate to the License or may otherwise give rise to any obligations pursuant to Section 2.2(a) or (b).

(e) With respect to any Intellectual Property that Solazyme seeks to in-license prior to the Accumulation Termination Date, if, in the reasonable view of Solazyme, use of such Intellectual Property in the Field would improve the conduct of the Business, Solazyme shall present such license opportunity to the Board, and if directed by the Board, shall use reasonable efforts to obtain the right to sublicense such rights to the Company for use in the Field.

2.3 Limitations on License - Limited Party Rights. It is understood and agreed that with respect to any aspect of the Intellectual Property licensed in Section 2.1(a) for which Solazyme has less than fully exclusive, worldwide rights (i.e., co-exclusive, non-exclusive, limited territorial or otherwise restricted rights) for use in the Field, the License shall be limited to those rights that Solazyme Controls and has the right to sublicense to the Company in the Field. To the extent allowable under applicable confidentiality agreements, Solazyme shall promptly notify the Company of the terms of any such Intellectual Property licensed in Section 2.1(a) for which Solazyme has less than fully exclusive, worldwide rights for use in the Field.

2.4 Right to Sublicense. Subject to the other terms and conditions of this Agreement, including, without limitation, Section 2.3, the Company (or its successor) may grant sublicenses under the License to Third Parties as it deems appropriate, but such sublicenses may only grant rights with respect to the Licensed Intellectual Property for and in the Field. If Solazyme is no longer a Member, the Company shall notify Solazyme of the identity of each sublicensee of any of the Licensed Intellectual Property within forty-five (45) days after the grant of the applicable sublicense.

2.5 Third Party Agreements. In connection with the commercialization of Products in the Field, in any agreement that the Company enters with a Third Party relating to the sale of any Product, whether a license agreement, distribution agreement, supply agreement or other agreement, the Company shall ensure that any such agreement shall include provisions that (a) prohibit the sale of any Product for any use outside the Field, (b) require the Third Party to indemnify Solazyme against any losses incurred as a result of any breach of such prohibition on Product sales and/or use outside the Field, and (c) name Solazyme as an intended third party beneficiary, with the right to bring an action against such Third Party for any breach of such agreement, for any conduct in violation of the prohibition on any sales of Products for uses outside the Field.

2.6 Continued License Rights. Upon the occurrence of the Accumulation Termination Date:

(a) All Licenses granted under this Agreement in effect as of the Accumulation Termination Date shall remain in effect, subject to the terms and conditions of this Agreement; and

(b) All obligations of Solazyme to license further Intellectual Property as provided in Section 2.1(a), or help to sublicense Intellectual Property as provided in Section 2.2(e), shall cease as of the Accumulation Termination Date, whether such further Intellectual Property becomes Controlled by Solazyme through license, acquisition, development or otherwise.

2.7 Retained Rights.

(a) Solazyme. Notwithstanding the License, the Parties agree that:

(i) Solazyme shall retain a right to conduct research with respect to the Licensed Intellectual Property in the Field for the purpose of improving and expanding such Licensed Intellectual Property; provided, however, that Solazyme shall not use Licensed Intellectual Property for the primary intended purpose of developing any Products or Services for use in the Field, on its own behalf or on behalf of any Third Party.

(ii) At all times during and after the Term of this Agreement, nothing herein shall restrict, or be construed to restrict, Solazyme’s right to practice and grant licenses to practice its Intellectual Property for any uses outside the Field.

(b) The Company. Except as expressly set forth in this Agreement, nothing herein shall limit the ability of the Company to use any other Intellectual Property, tangible property or technology developed by it or acquired by it (by license, acquisition or otherwise) for any purpose in the Field.

2.8 Technology Transfer. Solazyme shall use reasonable efforts to provide technical assistance, and transfer information regarding Solazyme Know-How and Materials, to the Company in order for the Company to practice the Licensed Intellectual Property. Solazyme shall have a continuing obligation to provide reasonable technical assistance, and transfer information regarding Solazyme Know-How to the Company until the Accumulation Termination Date, including in particular Third Party Improvements and Licensed Intellectual Property that was not included in Licensed Intellectual Property as of the Effective Date.

2.9 No Implied Rights. Any and all Intellectual Property rights not specifically granted to the Company in this Section 2 are expressly reserved by Solazyme.

SECTION 3

INTELLECTUAL PROPERTY RIGHTS

3.1 Ownership.

(a) Subject to the License granted in Section 2.1(a), as between the Parties, Solazyme shall own all right, title, and interest in and to the Licensed Intellectual Property subject to the present Agreement.

(b) Subject to the Grantback License granted in Section 2.1(b), as between the Parties, the Company shall own all right, title, and interest in and to any Improvements, or any new Intellectual Property, reduced to practice or otherwise developed by either Party or any of its Affiliates pursuant to the Services Agreement or the Manufacturing Agreement.

3.2 Disclosure Obligations. From and after the Effective Date to and including the Accumulation Termination Date, Solazyme shall disclose in writing to the Company, on an annual basis, any new Licensed Intellectual Property that has become subject to the License since the last update. Commencing with the first anniversary of the Effective Date and annually thereafter until the first such anniversary occurring after the Accumulation Termination Date, the Company shall disclose in writing to Solazyme any new Company Improvements since the last update.

3.3 Prosecution and Maintenance. As between the Parties, for purposes of this Agreement:

(a) The Company

(i) The Company shall have the sole right during the duration of the prosecution of the Solazyme Nutritionals Patents, at its own cost and expense, to prosecute, seek, obtain, maintain and update any registrations or similar protection for the Solazyne Nutritional Patents; provided, however, that the Company (a) will use reasonable efforts to maintain in force the Solazyme Nutritionals Patents and (b) shall file continuations, divisional applications and/or continuation-in-parts as part of the prosecution of a parent application, and will notify Solazyme of these filings but shall not file any claim relating to any composition, process, system, or method directed to any subject matter outside the Field without a written authorization from Solazyme. Prosecution of any subject matter outside the Field shall be conducted by Solazyme, and shall be at the cost and expense of Solazyme, who shall in turn provide notice of filing to the Company.

(ii) Notwithstanding Section 3.3(a)(i), (A) in the event that the Company elects in writing not to exercise (or fails to commence such exercise within thirty (30) days from receipt of a written request to do so from Solazyme) any of the rights described in Section 3.3(a)(i) with respect to any Solazyme Nutritionals Patents, and (B) the Company reasonably believes that the conduct of such activities shall not have a material adverse effect on other Company Intellectual Property, then Solazyme shall have the right (but not the obligation) to exercise such rights, at its sole cost and expense, and in its own name.

(iii) In the case of any actions described in Section 3.3(a)(ii), the Company shall, upon request by and at the expense of Solazyme, reasonably cooperate with Solazyme regarding such matter.

(b) Solazyme

(i) Solazyme shall have the right during the Term, at its own cost and expense, to prosecute, seek, obtain, maintain and update any registrations or similar protections for the Solazyme Platform Patents.

(ii) Solazyme will keep the Company informed of the progress with regard to all activities relating to the prosecution of the Solazyme Platform Patents. More specifically, Solazyme shall provide to the Company copies of all proposed filings and patent office responses and copies of all office actions and other material communications from patent offices relating to such prosecution efforts, a reasonable time in advance of any proposed filing or required response, and the Company will have the right to comment on any such filing or response, and Solazyme will consider in good faith the timely received requests and suggestions of the Company with respect to such filings or responses.

(iii) If Solazyme intends to abandon or not maintain a Solazyme Platform Patent in a particular jurisdiction (or chooses not to file and/or prosecute in a particular jurisdiction), and is not abandoning such Solazyme Platform Patent in favor of another Solazyme Platform Patent, Solazyme will provide reasonable prior written notice to the Company of such intention to abandon, not maintain or not file (which notice will, in any event, be given no later than forty-five (45) days prior to the next deadline for any action that may be taken with respect to such Patent with the U.S. Patent & Trademark Office or any foreign patent office). If the Company requests that Solazyme continue to prosecute a particular Solazyme Platform Patent, or requests that Solazyme prosecute a particular Solazyme Platform Patent in a particular jurisdiction, Solazyme shall do so unless Solazyme reasonably believes that such prosecution or filing will ultimately be uneconomical (i.e., the costs to Solazyme of continuing such activities will outweigh the detrimental effects on the Company if such activities are terminated) or such prosecution will detrimentally effect Solazyme’s other Intellectual Property.

(iv) The Company acknowledges that the Solazyme Platform Patents may be licensed outside the Field to Third Parties and that Solazyme has the responsibility and sole discretion to determine how to best maintain and prosecute the Solazyme Platform Patents for the benefit of all licensees, including Third Parties other than the Company. The Company further acknowledges that such responsibility may affect Solazyme’s determination whether or how to maintain and prosecute particular Solazyme Platform Patents.

3.4 Enforcement. As between the Parties, for purposes of this Agreement:

(a) Subject to the first rights of any Third Party licensor of the applicable Licensed Intellectual Property provided in any Third Party Agreement, the Company shall have the initial right (but not the obligation) during the Term, at its own cost and expense, to assert any actual or threatened infringement of the Solazyme Nutritionals Patents and/or any declaratory judgment action relating thereto. In any such action, Solazyme shall, at the Company’s request and expense, join in any such action as a party, if required by applicable law. In such a case, the Company shall be entitled to retain any and all proceeds from such enforcement. Notwithstanding the foregoing, (i) in the event the Company elects in writing not to exercise any of the foregoing rights (or fails to commence such exercise within ninety (90) days from receipt of a written request to do so from Solazyme) then Solazyme shall have the right (but not the obligation) to exercise such rights, at its sole cost and expense, and in its own name. In such a case, Solazyme shall be entitled to retain any and all proceeds from such enforcement.

(b) Solazyme shall have the sole right during the Term, at its own cost and expense, to assert any actual or threatened infringement or misappropriation of the Solazyme Platform Patents and/or any declaratory judgment action relating thereto. The Company acknowledges that the Solazyme Platform Patents may be licensed outside the Field to Third Parties and that Solazyme has the sole discretion and right to determine how to best enforce and defend the Solazyme Platform Patents for the benefit of itself and all licensees, including Third Parties other than the Company. The Company further acknowledges that such responsibility may affect Solazyme’s determination whether or how to enforce particular Solazyme Platform Patents in any particular circumstance.

3.5 Consultation. Each Party agrees to keep the other Party reasonably informed with respect to its activities in connection with Sections 3.3 and 3.4 and reasonably consult with the other Parties regarding such matters to the extent such other Party’s interests are affected.

3.6 Allegations by Third Parties.

(a) Notice. If the manufacture, use, importation, offer for sale or sale of any Product pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement or trade secret misappropriation against the Company or Solazyme, then such Party shall promptly notify the other Party. The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

(b) Defense. If a Third Party asserts that Intellectual Property owned by or licensed to it are infringed by the development, manufacture, use, importation, offer for sale or sale of Products and/or Services by the Company or its sublicensees, or that its trade secrets were misappropriated in connection with such activity, then the Company shall have the exclusive right and responsibility to resolve any such claim, whether by obtaining a license from such Third Party, by defending against such Third Party’s claims or otherwise, and shall be solely responsible for the defense of any such action, any and all costs incurred in connection with such action (including, without limitation, attorneys’ and expert fees) and all liabilities incurred in connection therewith. Notwithstanding the foregoing, the Company shall not enter into any settlement of any such claim without the prior written consent of Solazyme if such settlement would require Solazyme to be subject to an injunction or to make any monetary payment, or admit any wrongful conduct by Solazyme or its Affiliates, or would limit or restrict the claims of or admit any invalidity and/or unenforceability of any Intellectual Property Controlled by Solazyme, or

have any impact on activities conducted by Solazyme or its Affiliates or sublicensees outside the Field.

3.7 Common Interest. The Parties acknowledge that in the course of conducting the activities described in this Section 3, the Parties may discuss information related to Patents and other Intellectual Property rights of the other Party and its Affiliates and/or of Third Parties, and/or conduct by Third Parties that may constitute infringement of one or more of the Patents licensed under this Agreement, and the Parties may wish to review documents and information of other Party that are protected by the attorney-client privilege and/or the attorney work-product doctrine, and agree that disclosure of such documents and information, in confidence, shall further the mutual interests of the Parties. Accordingly, the Parties agree that a community of interest exists between the Parties as to these matters and therefore the disclosure of privileged information in the conduct of activities pursuant to this Section 3 shall not constitute a waiver of any such privilege. Each Party shall treat as confidential and privileged, all such information received from the other Party under this Agreement that is marked, by the Party to which the privilege runs, as “Confidential” or “Privileged” or “Attorney Work Product,” or in a similar manner to reasonably indicate its protected and confidential nature, and shall take precautions to preserve the confidentiality and privilege of such information as if it were its own privileged information or attorney work product.

SECTION 4

TRADEMARK PROVISIONS

4.1 Maintenance of Quality.

(a) Adherence to Quality Standards. In all matters related to the Company’s use of the Solazyme Trademarks, the Company shall maintain and adhere to standards of quality and specifications that conform to or exceed the highest of (i) such quality standards and technical and operational specifications as may be adopted and authorized by Solazyme with respect to Solazyme’s Trademarks (“Quality Standards”) and (ii) such quality standards and technical and operational specifications as may be imposed by Applicable Law. These obligations are intended to ensure that the quality of the Services performed under the Solazyme Trademarks and of any Products manufactured at any plant operated by or on behalf of the Company under the Solazyme Trademarks be consistent with the high reputation of the Solazyme Trademarks and conform with all Applicable Laws.

(b) Establishment of Initial Quality Standards. Solazyme shall establish, not later than ninety (90) days after the Effective Date, the initial Quality Standards for any Services provided in connection with the Business and for any Products manufactured at any plant operated by or on behalf of the Company under Solazyme’s Trademarks.

(c) Changes in Quality Standards. Should Solazyme wish to modify the Quality Standards relating to Solazyme’s Trademarks, Solazyme shall give the Company written notice of any such change, and shall afford the Company a reasonable time within which to adopt such changes as may be required for the Company to conform to the revised Quality Standards.

4.2 Rights of Inspection. To ensure that the Quality Standards are maintained, Solazyme (and its authorized agents and representatives) shall have the right, but not the obligation, at all reasonable times, with prior reasonable notice to the Company, (a) to enter upon the premises of (i) any office, plant or facility owned, operated or controlled by the Company to inspect, monitor and test in a reasonable manner facilities and equipment used in connection with the Business, and (ii) any plant operated by or on behalf of the Company under Solazyme’s Trademarks to inspect, monitor and test any Products manufactured by such plant, and (b) to inspect the books and records of the Company and of any such plant, in each case to the extent related to compliance with the Quality Standards maintained hereunder.

4.3 Product Samples. Upon written request by Solazyme, the Company shall furnish to Solazyme a reasonable number of representative samples of each type of Product manufactured at any plant operated by or on behalf of the Company under Solazyme’s Trademarks as to permit Solazyme to determine whether such Products meet the Quality Standards established by it. All costs associated with the submission of such samples shall be borne by the Company.

4.4 Marking; Compliance with Trademark Laws. The Company shall cause the appropriate designation “™”, or the registration symbol “®” or any other applicable trademark designation or registration symbol in accordance with the laws in those territories where the Company conducts the Business to be placed adjacent to the Solazyme Trademarks in connection with the use thereof and to indicate such additional information as Solazyme shall reasonably specify from time to time concerning the license rights under which the Company shall use Solazyme’s Trademarks.

4.5 Other Use Restriction. The Company shall not use the Solazyme Trademarks in any manner that would reflect adversely on the image of quality symbolized by the Solazyme Trademarks.

SECTION 5

REPRESENTATIONS, WARRANTIES, COVENANTS AND DISCLAIMER

5.1 Solazyme. Solazyme represents and warrants that, as of the Effective Date:

(a) It has the right to enter into this Agreement, and the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and that the execution, delivery, and performance by Solazyme of this Agreement will not conflict with or result in any breach of, or constitute a material default under, any security agreement, commitment, contract, or other agreement, instrument or undertaking to which Solazyme is a party;

(b) On or before the Effective Date, no Intellectual Property within the License has been licensed to Solazyme pursuant to, or otherwise is subject to, the terms of a Third Party Agreement, and that the License granted to the Company with respect thereto is not subordinated to the terms of any such Third Party Agreement;

(c) During the Term of this Agreement, it will not grant any rights that conflict with or will be inconsistent with the rights and Licenses granted to the Company herein;

(d) It has all requisite right and title to grant the License and that it has not made any grant to any Third Party of any right or license that would conflict or be inconsistent with its grant of the License to the Company hereunder;

(e) It Controls the Licensed Intellectual Property existing as of the Effective Date;

(f) It has not received written notice from a Third Party alleging that the practice of the Licensed Intellectual Property would infringe any patent, copyright, or other Intellectual Property right of a Third Party;

(g) Solazyme has implemented such policies and procedures as are necessary to ensure proper vesting with Solazyme of Intellectual Property made by Solazyme’s employees, and Solazyme shall disclose such policies or procedures to the Company upon request. In addition, Solazyme represents and warrants that any individual conducting activities for Solazyme in connection with this Agreement, who is not an employee of Solazyme, has entered or shall enter into an agreement with Solazyme that requires the assignment to Solazyme, or as it may direct, of Intellectual Property made by such individual in the course of such activities; and

(h) To the best of its knowledge (limited for the purposes of this Section 5.1(h) to the actual knowledge of Solazyme’s Chief Technology Officer, General Counsel and Patent Counsel), the practice of the Licensed Intellectual Property in the Field may be performed in a manner that would not infringe the Intellectual Property rights of any Third Party.

5.2 The Company. The Company represents and warrants that, as of the Effective Date:

(a) It has the right to enter into this Agreement, and the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and that the execution, delivery, and performance by the Company of this Agreement will not conflict with or result in any breach of, or constitute a material default under, any security agreement, commitment, contract, or other agreement, instrument or undertaking to which Company is a party.

5.3 No License Grants in Field. Solazyme covenants and agrees that it shall not, from and after the Effective Date and throughout the Term, grant to any Third Party any right or license under the Licensed Intellectual Property that would conflict with any grant made by it to the Company hereunder.

5.4 No Company Use Outside the Field. The Company covenants and agrees that it shall not, from and after the Effective Date and throughout the Term:

(a) Practice the License for the purposes of developing or commercializing products or services for any use outside the Field;

(b) Grant to any Person any right or license under the Licensed Intellectual Property to practice such Licensed Intellectual Property outside the Field or otherwise authorize or assist any Third Party to do the same;

(c) Violate any term of any Third Party Agreement pursuant to which Solazyme has obtained rights to any Licensed Intellectual Property licensed to the Company;

(d) Utilize the Materials other than for the activities contemplated by this Agreement, and will not in any event utilize or permit the use of any of the Materials for any use outside the Field; and

(e) Transfer any Materials to a Third Party other than to further the conduct of the Business in the Field and only if such Third Party agrees in writing to restrictions substantially similar to those set forth in Section 5.4(d) and (e).

5.5 Disclaimer. EXCEPT FOR SUCH WARRANTIES AS ARE EXPRESSLY SET FORTH IN SECTION 5.1, THE LICENSED INTELLECTUAL PROPERTY AND MATERIALS ARE LICENSED AND/OR PROVIDED TO THE COMPANY “AS IS”, AND SOLAZYME SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, WITH REGARD TO THE LICENSED INTELLECTUAL PROPERTY AND/OR MATERIALS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY.

5.6 Limitation of Liability. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE OR SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY, AS THE CASE MAY BE (INCLUDING DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS OR LOST PROFITS SUFFERED BY SUCH PARTY), WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, TORT OR OTHERWISE, INCLUDING NEGLIGENCE OF ANY KIND, WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT WAS KNOWN; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION ON LIABILITY SHALL NOT APPLY WITH RESPECT TO (A) INDEMNIFICATION OBLIGATIONS OF A PARTY ARISING UNDER SECTIONS 6.1 OR 2.5, OR (B) ANY BREACH OF SECTION 7.

SECTION 6

INDEMNIFICATION

6.1 Indemnification.

(a) Indemnity Obligation to Solazyme. The Company agrees to indemnify and hold harmless Solazyme, and its Affiliates (and with respect to Solazyme Platform Patents licensed to Solazyme by a Third Party, such Third Party) and their respective officers, directors, employees and agents (each a “Solazyme Indemnitee”) from and against all actions, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and expert fees) and/or judgments and/or amounts paid in settlement that any Solazyme Indemnitee may suffer as a result of any Third Party claims, demands, actions or other proceedings arising out of or in connection with: (i) any breach of any of the Company’ representations, warranties and/or covenants in this Agreement; (ii) any acts (whether of omission or commission) by the Company and/or its sublicensees that breaches or causes a breach of any Third Party Agreement (to the extent the Company is aware of the relevant obligations of such Third Party Agreement) resulting in any loss of rights, liability or loss for Solazyme, and/or (iii) any acts (whether of omission or commission) by the Company and/or its sublicensees, relating to the development, manufacture, importation, use, offer for sale, sale and/or other commercial exploitation of any products or services (including, without limitation, Products or Services), including, without limitation, patent infringement, product liability and environmental claims, except, in each case, to the extent due to the gross negligence or willful misconduct of Solazyme.

(b) Indemnity Obligation to the Company. Solazyme agrees to indemnify and hold harmless the Company and its Affiliates and their respective officers, directors, employees and agents (each a “Company Indemnitee”) from and against all actions, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and expert fees) and/or judgments and/or amounts paid in settlement that any Company Indemnitee may suffer as a result of any Third Party claims, demands, actions or other proceedings arising out of or in connection with: (i) any breach of any of Solazyme’s representations, warranties and/or covenants in this Agreement; and /or (ii) any acts (whether of omission or commission) by Solazyme relating to the development, manufacture, importation, use, offer for sale, sale and/or other commercial exploitation of any products or services, including, without limitation, patent infringement, product liability and environmental claims, except, in each case, to the extent due to the gross negligence or willful misconduct of the Company.

(c) Procedure. If a Party intends to claim indemnification under Section 6.1(a) or Section 6.1(b), such Party (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any claim for indemnification, and, except as otherwise expressly provided in this Agreement, the Indemnitor shall have control of the defense and/or settlement thereof using counsel reasonably acceptable to the Indemnitee. However, if the Indemnitee believes (based on the advice of outside counsel) that due to potential conflicts of interest between the Indemnitee and the Indemnitor, representation of the Indemnitee by the Indemnitor’s counsel would be inappropriate (e.g., due to issues relating to the Field or scope of the rights licensed to the Indemnitor in this Agreement, and rights licensed to another entity), the Indemnitee may select separate counsel and the Indemnitor shall be responsible for the costs of such representation of the Indemnitee. Under all other circumstances, the Indemnitee may, in its sole discretion, participate in any such proceeding with separate counsel of its choice, at its own expense. The foregoing indemnity obligation shall not apply to amounts paid by the Indemnitee in settlement of any claim if such settlement is effected by the Indemnitee without the consent of the Indemnitor, which consent shall not be withheld unreasonably. At the Indemnitor’s request and expense, the Indemnitee and its employees and agents shall provide reasonable cooperation to the Indemnitor and its legal representatives in the investigation of and preparation for the defense against any action, claim or liability covered by this indemnification. The Indemnitor shall not enter into any settlement or consent to an adverse judgment in any such claim, demand, action or other proceeding that admits any wrongdoing on the part of the Indemnitee or its officers, directors, employees and agents, or that imposes additional obligations (financial or otherwise) on the Indemnitee, without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

SECTION 7

CONFIDENTIALITY

7.1 Joint Venture Agreement. The confidentiality provisions set forth in Article 17 of the Joint Venture Agreement shall expressly govern with respect to any Confidential Information (as defined therein) disclosed under or pursuant to this Agreement, including, without limitation, Confidential Information related to the License. Subject to the other terms and conditions hereof, each Party agrees that all items of the other Party’s Confidential Information disclosed hereunder are proprietary to, and shall remain the sole property of, such Party.

7.2 Authorized Disclosure. Notwithstanding Section 7.1, a Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) Filing or prosecuting Patents, and otherwise protecting Intellectual Property, as permitted under this Agreement;

(b) Regulatory filings relating to Products or Services;

(c) Prosecuting or defending litigation as permitted under this Agreement; and

(d) Disclosure, in connection with the performance of this Agreement, to Affiliates, employees, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 7.

7.3 Confidentiality of Agreement Terms. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of each Party.

Notwithstanding the foregoing, such terms may be disclosed by a Party to investment bankers, investors, and potential investors or acquirers (and their agents), in the context of a potential transaction, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 7. In addition, relevant terms of this Agreement may be disclosed by a Party to potential licensees or acquirers of such Party’s Intellectual Property (in the case of the Company, for use inside the Field, and in the case of Solazyme for use outside the Field) in order for such potential licensee or acquirer to be able to understand the scope of the License and the Grantback License; provided, however, that (i) prior to disclosure each such potential licensee or acquirer shall be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 7 and (ii) the disclosing Party take reasonable measures to minimize the disclosure of Confidential Information.

SECTION 8

TERM, TERMINATION

8.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of ninety-nine (99) years thereafter; provided, however, that this Agreement may be terminated upon the mutual consent of Solazyme and the Company and shall automatically terminate in the event that the Company is dissolved for any reason (such period during which this Agreement remains in full force and effect, the “Term”). After the expiration of the ninety-nine (99) year term, the Company shall have a fully paid up, royalty free, perpetual and irrevocable License. Upon dissolution of the Company, the provisions of Section 21.1(a)(iii)(A) and Section 21.1(c) of the Joint Venture Agreement shall apply. No change in ownership of the Company or change in ownership of the Licensed Intellectual Property (including, without limitation, due to (i) a purchase of all or any part of Solazyme’s interest in the Company by Roquette and/or by a Third Party, (ii) the sale of the entire Company to a Third Party or (iii) the sale of all or any part of the Licensed Intellectual Property by Solazyme or the Company) shall, in and of itself, result in the termination of this Agreement or the License.

8.2 Consequences of Expiration or Termination.

(a) Rights and Obligations. Expiration or termination of this Agreement for any reason shall not release any Party from any liability that, at the time of such expiration or termination, has already accrued or that is attributable to a period prior to such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

(b) Licenses.

(i) Upon the expiration of this Agreement, the License granted in Section 2.1(a) and the Grantback License granted in Section 2.1(b) shall remain in full force and effect.

(ii) Upon termination of this Agreement by mutual agreement, the License granted in Section 2.1(a) shall concurrently terminate, and, unless otherwise agreed in writing by the Parties, the Grantback License granted in Section 2.1(b) shall remain in full force and effect.

(iii) Upon dissolution of the Company, the License granted in Section 2.1(a), and the Grantback License granted in Section 2.1(b), shall concurrently terminate and the provisions of Section 21.1(a)(iii)(A) and Section 21.1(c) of the Joint Venture Agreement shall apply.

8.3 Survival. Without limiting the foregoing, Section 1 (to the extent necessary to interpret the other surviving provisions); Section 3.1(b); Section 3.6 (to the extent an action was commenced prior to the expiration or termination); Section 5.4 (in the case of expiration); Sections 5.5 and 5.6; and Sections 6-9 shall survive the expiration or termination of this Agreement for any reason.

SECTION 9

MISCELLANEOUS

9.1 Notice.

(a) All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) on the date of delivery when delivered by hand on a Business Day during normal business hours or, if delivered on a day that is not a Business Day or after normal business hours, then on the next Business Day, (ii) on the date of transmission when sent by facsimile transmission during normal business hours on a Business Day with telephone confirmation of receipt or, if transmitted on a day that is not a Business Day or after normal business hours, then on the next Business Day, (iii) on the second Business Day after the date of dispatch when sent by a reputable courier service that maintains records of receipt or (iv) three (3) Business Days after the date of dispatch when sent by first class or airmail letter; provided, however, that, in any such case, such communication is addressed as provided in the immediately following paragraph (b).

(b) All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be addressed as follows:

if to the Company, to:

Solazyme Roquette Nutritionals, LLC

225 Gateway Boulevard

South San Francisco, CA 94080

Attn: General Manager

Telephone: 1-650-416-5126

Facsimile: 1-650-989-1258

or to such other address as the Company may designate in a written notice to the other Party; and

if to Solazyme, to:

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Attn: General Counsel

Telephone: 1-650-416-5126

Facsimile: 1-650-989-1258

or to such other address as Solazyme may designate in a written notice to the other Party.

9.2 Remedy for Breach.

(a) Each Party acknowledges and agrees that the services to be furnished by it hereunder and the rights granted to it hereunder are of a special, unique, extraordinary, artistic and intellectual character that gives them a special value, the loss of which cannot reasonably or adequately be compensated for in damages in an action at law, and the breach by any Party of the provisions herein shall cause the other Party or Parties irreparable injury and damage. Each Party shall be entitled as a matter of right to injunctive and other equitable relief to prevent the violation of this Agreement by the other Party, in addition to any other rights or remedies that such Party may have to damages or otherwise pursuant to this Agreement or Applicable Law.

(b) The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies that any Party would otherwise have at law, in equity, by statute or otherwise.

9.3 Assignment. No Party shall have the right to assign this Agreement or any of its rights or obligations hereunder to any Third Party without the prior written consent of the other Party; provided, however, that a Party may assign its rights and/or delegate its obligations hereunder, or its underlying Intellectual Property, without such consent (a) to an Affiliate of such Party if the assigning Party agrees in writing to guarantee and remain ultimately responsible for the performance by such Affiliate of its obligations hereunder, and (b) in connection with a Permitted Transfer of such Party’s Company Interest pursuant to Section 14.2 of the Joint Venture Agreement.

9.4 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other reasonable acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and their permitted assigns.

9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

9.7 Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that conforms as nearly as possible to the original intent of the Parties.

9.8 Third Party Beneficiaries. Except for the rights of the indemnitees set forth in Section 6, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Solazyme and the Company and their permitted assigns, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

9.9 Entire Agreement; Amendments. This Agreement is being executed in conjunction with the Joint Venture Agreement, the Roquette License Agreement, the Manufacturing Agreement and the Services Agreement, which, taken together, collectively represent the entire understanding and agreement between the Parties with respect to the subject matter of and the transactions contemplated by this Agreement. The provisions of this Agreement shall be construed within the four corners of this Agreement; provided, however, that reasonable efforts shall be made to interpret and give full force and effect to the provisions of this Agreement in a manner that is not inconsistent with the interpretation given to the relevant provisions of the foregoing agreements and that gives full force and effect to all relevant provisions of the foregoing agreements in their entirety. No modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

9.10 Waiver. The failure or delay of a Party to enforce or to exercise, at any time for any period of time, any provisions hereof or any right or remedy hereunder shall not be construed as a waiver of such provision or right or remedy or of the right of such Party thereafter to enforce or exercise the same; provided, however, that such right or remedy is not time-barred or otherwise precluded by law or by a writing expressly waiving such right or remedy and signed by that Party seeking to assert such right or remedy. The written waiver by either Party of a breach of any term or provision of this Agreement by the other Party shall not be construed as a waiver of any subsequent breach.

9.11 Translation. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

9.12 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of Solazyme and the Company are subject to prior compliance with U.S. export regulations and such other U.S. laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the government of the U.S. or the European Territory. Solazyme and the Company, respectively, shall each use its reasonable efforts to obtain such approvals for its own activities. Each Party shall cooperate with the other Party and shall provide assistance to the other Party as reasonably necessary to obtain any required approvals.

9.13 Governmental Matters. To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including without limitation the U.S. Securities and Exchange Commission, in accordance with applicable laws and regulations, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith, at the expense of the requesting Party. The Parties shall promptly notify each other as to the activities or inquires of any such governmental authority relating to this Agreement, and shall cooperate, to respond to any request for further information therefrom at the expense of the requesting Party.

9.14 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Each Party hereto shall receive by facsimile transmission or PDF a duplicate original of the Agreement executed by each Party, and each Party agrees that the delivery of the Agreement by facsimile transmission or PDF shall be deemed to be an original of the Agreement so transmitted.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be duly executed and delivered as of the date first above written.

SOLAZYME ROQUETTE NUTRITIONALS, LLC

By:	/s/ Tyler Painter
Name: Tyler Painter
Title: Treasurer

SOLAZYME, INC.

By:	/s/ Paul Quinlan
Name: Paul Quinlan
Title: General Counsel

EXHIBIT A-1

SOLAZYME NUTRITIONALS PATENTS

[*]

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A-2

SOLAZYME PLATFORM PATENTS

[*]

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A-3

SOLAZYME TRADEMARKS

Attorney No.		Mark
026172-000100US	US Reg No. 3,173,817	SOLAZYME (class 42)
026172-005200US	US – pending	SOLAZYME (class 29)
026172-005200AU	Australia – pending	SOLAZYME
026172-005202BR	Brazil – pending	SOLAZYME
026172-005200CA	Canada – pending	SOLAZYME
026172-005202CN	China – pending	SOLAZYME
026172-005202CO	Colombia Reg. No. 397531	SOLAZYME
026172-005200EU	European Community Reg. No. 008412777	SOLAZYME
026172-005200IN	India – pending	SOLAZYME
026172-005200JP	Japan Reg No. 5310345	SOLAZYME
026172-004400US	US – pending	PHYCOSTEROL
026172-005300US	US Reg. No. 3,800,501	GOLDEN CHLORELLA
026172-005300AU	Australia Reg. No. 1310699	GOLDEN CHLORELLA
026172-005300BR	Brazil – pending	GOLDEN CHLORELLA
026172-005300CA	Canada – pending	GOLDEN CHLORELLA
02617-005301CN	China – pending	GOLDEN CHLORELLA
026172-005300EU	European Community Reg. No. 008436842	GOLDEN CHLORELLA
026172-005300JP	New Japan – pending	GOLDEN CHLORELLA
026172-005300NZ	New Zealand Reg. No. 809711	GOLDEN CHLORELLA

EXHIBIT B

MATERIALS TO BE TRANSFERRED

[*]

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.